PRESS RELEASE	NOVEMBER 1, 2013

HARRIS & HARRIS GROUP, INC. ®	CONTACT: DOUGLAS W. JAMISON
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES NEW BOARD MEMBER

Harris & Harris Group, Inc., (NASDAQ: TINY) is pleased to announce that the Company’s Board of Directors, upon recommendation by its Nominating and Management Development Committee, elected Ms. Stacy Brandom to serve as a Director of the Company, effective January 1, 2014, until the 2014 Annual Meeting of Shareholders or until her successor is duly elected and qualified.

Since October 2009, Ms. Brandom has been an Executive Vice President and Chief Financial Officer of Trinity Wall Street, an historic Anglican church in lower Manhattan, NY. Prior to joining Trinity, she was a Managing Advisor of Brandom Advisors, from 2008 to 2009. Ms. Brandom served as Chief Financial Officer and Managing Director of Citi Smith Barney from 2005 to 2007. She held various positions at JPMorgan Chase and its predecessor firms from 1984 to 2005 including Chief Financial Officer of JP Morgan Chase Corporate Sector and Chase Middle Market Group; Head of Strategy and Administration, Corporate Business Service of JP Morgan Chase; Head of Strategy and Administration and Managing Director, Global Investment Banking (Chase); Head of Strategy and Managing Director, Global Bank (Chemical Bank, pre Chase merger). She was graduated from the University of North Texas (B.B.A.) and the Kellogg School of Business at Northwestern University (M.B.A.).

The Board of Directors believes that Ms. Brandom’s knowledge and experience in the financial and investment banking industries will contribute to the strategic direction of the Company.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.